UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported) March 8, 2019

ARES CAPITAL CORPORATION

(Exact Name of Registrant as Specified in Charter)

Maryland	814-00663	33-1089684
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

245 Park Avenue, 44th Floor, New York, NY	10167
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (212) 750-7300

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On March 8, 2019, in connection with a previously announced public offering, Ares Capital Corporation (the “Company”) and U.S. Bank National Association (the “Trustee”), entered into a Ninth Supplemental Indenture (the “Ninth Supplemental Indenture”) to the Indenture, dated October 21, 2010, between the Company and the Trustee (the “Indenture”). The Ninth Supplemental Indenture relates to the Company’s issuance, offer and sale of $350 million aggregate principal amount of its 4.625% Convertible Notes due 2024 (the “Convertible Notes”). The Company has also granted the underwriters an option to purchase up to an additional $52.5 million aggregate principal amount of the Convertible Notes.

The Company expects to use the net proceeds of this offering to repay or repurchase certain outstanding indebtedness under its debt facilities. The Company may reborrow under its debt facilities for general corporate purposes, which include investing in portfolio companies in accordance with its investment objective.

The Convertible Notes mature on March 1, 2024 (the “Maturity Date”), unless previously converted or repurchased in accordance with their terms. The Convertible Notes bear interest at a rate of 4.625% per year payable semiannually in arrears on March 1 and September 1 of each year, commencing on September 1, 2019. The Convertible Notes are the Company’s senior unsecured obligations and rank senior in right of payment to the Company’s existing and future indebtedness that is expressly subordinated in right of payment to the Convertible Notes; equal in right of payment to the Company’s existing and future unsecured indebtedness that is not so subordinated; effectively junior in right of payment to any of the Company’s secured indebtedness (including existing unsecured indebtedness that the Company later secures) to the extent of the value of the assets securing such indebtedness; and structurally junior to all existing and future indebtedness (including trade payables) incurred by the Company’s subsidiaries, financing vehicles or similar facilities.

Prior to the close of business on the business day immediately preceding December 1, 2023 holders may convert their Convertible Notes only under certain circumstances set forth in the Ninth Supplemental Indenture. On or after December 1, 2023 until the close of business on the second scheduled trading day immediately preceding the Maturity Date, holders may convert their Convertible Notes at any time. Upon conversion, the Company will pay or deliver, as the case may be, at its election, cash, shares of its common stock or a combination of cash and shares of its common stock. The conversion rate is initially 50.2930 shares of common stock per $1,000 principal amount of Convertible Notes (equivalent to an initial conversion price of approximately $19.88 per share of common stock). The conversion rate will be subject to adjustment in some events but will not be adjusted for any accrued and unpaid interest. In addition, if certain corporate events occur prior to the Maturity Date, the conversion rate will be increased for converting holders in certain circumstances.

The Company may not redeem the Convertible Notes at its option prior to maturity. No sinking fund is provided for the Convertible Notes. In addition, if certain corporate events occur in respect of the Company, holders of the Convertible Notes may require the Company to repurchase for cash all or part of their Convertible Notes at a repurchase price equal to 100% of the principal amount of the Convertible Notes to be repurchased, plus accrued and unpaid interest through, but excluding, the required repurchase date.

The Indenture, as supplemented by the Ninth Supplemental Indenture, contains certain covenants, including a covenant requiring the Company to comply with Section 18(a)(1)(A) as modified by Section 61(a) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), or any successor provisions thereto of the Investment Company Act, as such obligation may be amended or superseded but giving effect to any exemptive relief that may be granted to the Company by the Securities and Exchange Commission (the “SEC”). These covenants are subject to important limitations and exceptions that are set forth in the Indenture.

The Convertible Notes were offered and sold pursuant to the Registration Statement on Form N-2 (File No. 333-223482), the preliminary prospectus supplement filed with the SEC on March 5, 2018 and the pricing term sheet filed with the SEC on March 6, 2019. The transaction closed on March 8, 2019.

The Trustee also serves as the Company’s custodian under the terms of a custody agreement, pursuant to which it receives customary fees and expenses as custodian.

The foregoing descriptions of the Ninth Supplemental Indenture and the Convertible Notes do not purport to be complete and are qualified in their entirety by reference to the full text of the Ninth Supplemental Indenture and the Convertible Notes, respectively, each filed as exhibits hereto and incorporated by reference herein.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information required by Item 2.03 contained in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits:

Exhibit Number	Description
4.1	Ninth Supplemental Indenture, dated as of March 8, 2019, relating to the 4.625% Notes due 2024, between the Company and U.S. Bank National Association, as trustee
4.2	Form of 4.625% Notes due 2024 (contained in the Ninth Supplemental Indenture filed as Exhibit 4.1 hereto)
5.1	Opinion of Venable LLP
5.2	Opinion of Proskauer Rose LLP
23.1	Consent of Venable LLP (contained in the opinion filed as Exhibit 5.1 hereto)
23.2	Consent of Proskauer Rose LLP (contained in the opinion filed as Exhibit 5.2 hereto)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARES CAPITAL CORPORATION

Date: March 8, 2019

	By:	/s/ Penni F. Roll
	Name:	Penni F. Roll
	Title:	Chief Financial Officer